Exhibit 10.9


                                                            [LOGO OF STATS INC.]

October 7, 2002

VIA E-mail: clive@silverstarholdings.com

Clive Kabatznik
Silverstar Holdings
dba Fantasy Sports Enterprises
6100 Glades Road
Suite 305
Boca Raton, FL  33434
Tel: 561-479-0040
Fax: 561-479-0757

RE: Agreement between SPORTS TEAM ANALYSIS AND TRACKING SYSTEMS OF MISSOURI, INC. ("STATS") and FANTASY SPORTS ENTERPRISES ("FSE")


Dear Mr. Kabatznik:

This letter sets forth the Agreement ("Agreement") between STATS and FSE, whereby STATS shall host, maintain, manage, and operate sports fantasy games (collectively, the "Games") in an online version on FSE' World Wide Web site, including the following URL addresses: http://fantasycup.com; http://fantasycup.org; http://fantasycup.net; http://fantasystockcar.com;
http://fantasynhra.com; and http://fantasynascar.com (collectively, the "Site"). The parties agree as follows:

1.   Performance by STATS.

     (a) STATS shall provide all necessary technical services required to host, operate, and administer the Games, including but not limited to, administering all customer interfaces for registrations, e-mail, message board and web reports. A description of the Games and the relevant launch dates is set forth on Exhibit A attached hereto. STATS agrees to use its best efforts to provide service to FSE error free. STATS shall correct any errors in accordance with the Service Level Agreement ("SLA") attached hereto as Exhibit C.

     (b) STATS shall license to FSE, on a non-exclusive basis, the use of STATS' proprietary sports information and data (the "Licensed Information") as required for use in the Games.

     (c) STATS shall host FSE's company email.

     (d) STATS shall provide to FSE with access to the production and development software code for the Games and an administrative tool to access all user registration information including names, addresses, phone numbers and e-mail addresses. FSE shall be responsible for all errors and/or damages resulting from the acts of FSE personnel.

     (e) STATS shall provide personnel to interface with FSE'S customer service staff to address technical/user experience issues.

2.   Performance by FSE:

     (a) FSE shall timely provide to STATS any templates, graphics and other materials required in the development of the pages on which the Games shall reside.

     (b) FSE shall be responsible for all customer contact, including, without limitation, providing telephone and/or email customer service, billing and collection matters, and credit card processing and all associated fees and charges.

     (c) FSE shall be responsible for the promotion, marketing, and advertising for the Games ("Marketing"), including, without limitation, all expenses, and costs associated with Marketing.

     (d) FSE shall acquire any and all necessary permissions and licenses from players, coaches, drivers, leagues, associations or their agents or any other party and pay any associated royalties required in connection with the operation, marketing, advertising, sale, distribution, or publication of the Games ("Professional Licenses").

     (e) In the event any of the Games shall award prizes, FSE shall be solely responsible for: (i) obtaining prizes and satisfying any applicable bonding requirements; (ii) satisfying any state, federal, or other governmental regulations regarding registration of the Games; and (iii) distributing prizes to the winners. The Site shall contain appropriate language regarding FSE'S sole responsibility for paying prizes.


3.   Rights and Licenses.

     (a) Ownership by STATS. FSE hereby acknowledges STATS' ownership of: (i) the Licensed Information and (ii) STATS' trademarks, trade names, logos, etc (collectively, "STATS Properties"). Nothing in this Agreement shall be interpreted to provide for the assignment by STATS to FSE of any of STATS' Properties or any of STATS' intellectual property rights in such STATS
Properties. Nothing in this Agreement shall limit STATS' rights to use, reproduce, enhance, modify, distribute and otherwise exploit the Licensed
Information. Nothing in this Agreement shall restrict STATS' rights to use STATS' Properties.

     (b) Ownership by FSE. STATS hereby acknowledges FSE'S ownership of: (i) the Games (but excluding any STATS' Properties) and that STATS development work with respect to the Games shall constitute "works made for hire" for FSE within the meaning of the copyright laws of the United States and (ii) FSE'S trademarks, trade names, logos, etc (collectively, "FSE Properties"). Nothing in this Agreement shall be interpreted to provide for the assignment by FSE of any of FSE'S Properties or any of FSE'S intellectual property rights in such FSE Properties. Nothing in this Agreement shall restrict FSE'S rights to use FSE Properties.

     (c) Non-Exclusive License. During the Term, STATS hereby grants to FSE a non-exclusive, worldwide license to reproduce, market, and distribute the Licensed Information solely for use with the Games.

4. Consideration: In consideration for the services performed by STATS for FSE in connection with this Agreement, the parties agree to pay the sums set forth on Exhibit B attached hereto.

5. Term. The term of this Agreement shall commence upon its execution (the "Effective Date") and shall terminate on October 31, 2003 (the "Term"), unless sooner terminated as provided in this Agreement. The Agreement shall automatically renew for a period of one (1) year upon the same terms and conditions unless either party notifies the other party in writing of its desire not to renew the Agreement no less than sixty (60) days prior to the expiration of the Term.

6.   Trademarks, Trade Names and Related Matters.

     (a) STATS Name and Trademarks. Subject to approval of such use by STATS, STATS hereby grants to FSE a non-exclusive license to use STATS' name, logo, and any other applicable trademarks in connection with Marketing.

     (b) FSE's Name and Trademarks. Subject to approval of such use by FSE, FSE hereby grants to STATS a non-exclusive license to use FSE's name, logo, and any other applicable trademarks in connection with the Games on the Site.

     (c) STATS Logo. The STATS logo shall be displayed on all pages of the Site that introduce the Games and/or Licensed Information. On pages that introduce the Games, the logo shall be preceded by language crediting STATS and acknowledging that the Games are "Powered by STATS, Inc." The size and placement of the STATS logo on the Site shall be mutually agreed upon by the parties but in no event shall the size of the logo be less than 102 x 27 pixels.

     (d) STATS Copyright. The following copyright notice shall appear on all pages of the Site that display the Licensed Information: "Statistical Data Copyright xxxx (where xxxx denotes the current year) by STATS, Inc. All rights reserved. Any commercial use or distribution without the express written permission of STATS, Inc. is strictly prohibited."

7. Confidential Information. The parties agree that during and after the Term they shall not, except for purposes of this Agreement, use for their own benefit or for the benefit of any person, firm, corporation or other entity, any secret or confidential information, solicitation methods, confidential pricing information or any other data pertaining to their respective businesses, or any affiliates thereof, their respective financial affairs or any other information obtained hereunder regarding each other not generally known within their respective trades, or as a matter of public knowledge or patent, trademark, trade name, service mark, copyright or other intellectual property of the other except as authorized by this Agreement.

8. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement shall immediately terminate (i) upon the insolvency or bankruptcy of either party, if either party makes an assignment for the benefit of creditors or a receiver, trustee or liquidator is appointed for all or a substantial portion of either party's properties or (ii) upon the breach by either party of any of their obligations under this Agreement which breach is not cured within thirty (30) days after written notice thereof to the breaching party.

9.   Obligations Upon Termination.

     (a) Post-Termination Payments. The termination of this Agreement shall not relieve either party of its obligations to account for and pay sums due to the other party hereunder relating to any period prior to the termination of this Agreement. In addition, if this Agreement is terminated as a result of a breach hereof by FSE, the fees set forth on Exhibit B shall accelerate and become immediately due and payable in full to STATS.

     (b) Additional Post-Termination Obligations. Following the expiration of the Term of this Agreement or the earlier termination of the Agreement for any reason, each party shall return to the other or shall destroy all documents, material and information with respect to any confidential or proprietary information of the other. Immediately upon destruction of any confidential or proprietary information, FSE/STATS shall provide STATS/FSE with an affidavit signed by an officer or legal representative of FSE denoting the items destroyed, the manner of destruction, and the date of the destruction. Upon such expiration or termination, each party shall cease any and all use, reproduction, marketing, and distribution of the trademarks, trade names, service marks, patents or other intellectual and personal property of the other. In the event of termination of this agreement for any reason, STATS shall download all game code and user database files and other data on the hosted site to a DAT Tape or CD and deliver such materials to FSE within 5 business days. STATS shall keep the site publicly accessible for a period of 14 days following the date of termination of this agreement. If the transfer requires a change in the domain name, immediately upon the date that the hosted site is no longer publicly accessible, and for a period of one month thereafter maintain the hosted sites URL, provide one page that FSE may use to direct its users to its new hosted site or some other URL of FSE's choosing; and if the transfer does not require a change in the domain name, cooperate with FSE in assigning a new IP address to the domain name as FSE may request and transferring all operations of the hosted site to new provider. On FSE's written demand within five days following the termination of this agreement, STATS shall maintain one complete electronic version of FSE's hosted site and shall delete all other versions., Upon notification by FSE to STATS in writing that the transferred files appear to be complete, STATS shall delete its final copy of FSE's hosted site from STATS' computers.

10. Representations and Warranties. Each party represents and warrants to the other that it is authorized to enter into this Agreement and perform its obligations hereunder. FSE represents that it shall be responsible for obtaining any and all Professional Licenses in connection with the operation of the Site and FSE's use of the Games and Licensed Information.

11. Disclaimer of Implied Warranties. EXCEPT AS PROVIDED HEREIN, STATS DISCLAIMS ALL WARRANTIES WITH RESPECT TO ITS WORK UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12. Indemnification. Notwithstanding anything contained in this Agreement to the contrary, the parties hereby agree to defend, indemnify and hold each other harmless from and against any and all claims, demands, lawsuits, damages, injuries, losses, expenses (including reasonable attorney's fees), and liabilities to the extent resulting from or related to any third-party claims arising out of or relating to any breach by either party of any representation, warranty, duty or obligation contained herein.

13. Relationship Created. The relationship of the parties created hereby shall be that of independent contractors and not as partners or joint venturers.

14. Limitation of Liability. Notwithstanding anything herein to the contrary, under no circumstances shall STATS be liable for any special, consequential or incidental damages in connection with its obligations under this Agreement, and in any event, the liability of STATS for any act of negligence or breach of this Agreement shall not exceed the amount paid by FSE to STATS in connection with this Agreement during the twelve (12) month period immediately preceding the date of any claim.

15. Equitable Remedies. In the event of any breach of the provisions of Section 7 hereof, the parties hereto agree that remedies at law will not be adequate and each shall be entitled, in addition to damages, to preliminary and permanent injunctive relief (without the necessity of posting of bond) to prevent a then occurring or an about to occur breach, as well as an equitable accounting of all profits or benefits arising out of such breach, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the parties may be entitled.

16. Notices. All notices and other communications required hereunder shall be in writing and deemed to have been given when personally delivered, three (3) days after being mailed by certified mail, return receipt request, postage prepaid, one (1) day after being sent by Federal Express or other nationally recognized overnight courier with guaranteed next day delivery, or upon delivery by facsimile with confirmed receipt and confirmation via regular mail, to the address or fax number, as the case, may be set forth below, or such other address or fax number as either party may direct by notice given to the other party as provided below:

If to STATS:

Sports Team Analysis and Tracking Systems, Inc.
8130 Lehigh Avenue
Morton Grove, IL  60053
Attn:  Alan Leib
Fax:  (847) 470-9183

with a copy to:

Sports Team Analysis and Tracking Systems, Inc.
8130 Lehigh Avenue
Morton Grove, IL  60053
Attn:  Legal Dept.
Fax:  (847) 470-9177

If to Licensee:

Fantasy Sports Enterprises
c/o 6100 Glades Road
Suite 305
Boca Raton, FL  33434
Attn:  Clive Kabatznik
Fax:  561-479-0757

17. Force Majeure. Neither of the parties shall be deemed in default of this Agreement to the extent that performance of its respective obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortage of materials or supplies, or any other cause beyond the reasonable control of such party; provided that the party interfered with gives the other party written notice thereof within ten (10) business days of any such event or occurrence.

18. Press Release. STATS and FSE shall, within thirty (30) days after launch of the Games, issue a press release containing language agreed upon by a the parties announcing that the parties have entered into a business relationship with respect to the Games and the Site as contemplated herein.

19. Limited Exclusivity. During the Term, STATS shall not operate other NASCAR, Busch, NHRA or College Football and Basketball fantasy games; provided, however, that STATS shall not be restricted from (i) providing data feeds for such sports or (ii) operating other College Pickem and Bracket Games.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. The courts of the state of Illinois shall have jurisdiction over any disputes arising from this Agreement, and venue for any action or proceeding involving such disputes shall be in Chicago, Illinois. The prevailing party or parties in any disputes shall be entitled to recover from the other party all costs and expenses, including without limitation reasonable attorneys' and paralegals' fees incurred by such party. The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach. This Agreement supersedes any and all other agreements and understandings heretofore existing between the parties with respect to the subject matter hereof. This Agreement contains the entire agreement of the parties concerning the subject matter hereof and may be amended, modified, or changed only by an agreement in writing signed by each of the parties. The provisions of this Agreement shall be severable, and the invalidity of any provision shall not affect the validity of the other provisions. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original but both of which shall constitute one and the same agreement, which shall be binding on the parties.

If the above reflects our mutual understanding, please execute both copies of this Agreement and return to my attention along with the appropriate payments.

Regards,


Jennifer Manicki
Contracts Administrator


ACCEPTED AND AGREED:

SPORTS TEAM ANALYSIS       FANTASY SPORTS ENTERPRISES
AND TRACKING SYSTEMS
OF MISSOURI, INC.


By: Alan Leib                                        By: _________________________________

Its: President                                       Its: ________________________________

Date: ______________________________________         Date: _______________________________


Signature: _________________________________         Signature: __________________________

                                    EXHIBIT A
                              Games & Launch Dates

1.       Description of Games:
NCAA Football
-------------
2002 College Bowl Challenge
2003 College Football Challenge

Drag Racing
-----------
2003 Drag Racing Spring Challenge
2003 Drag Racing Fall Challenge

Golf
----
2003 British Open Golf Challenge

NASCAR
------
2003 Winston Cup SPRING Challenge
2003 Winston Cup FALL Challenge

2003 SPRING Busch Series
2003 FALL Busch Series

One-Race  Challenges
--------------------
2003 Pocono One Race Challenge
2003 Bud Shootout One Race Challenge
2003 The Winston One Race Challenge
2003 Brickyard One Race Challenge
2003 Bristol One Race Challenge
2003 Homestead One Race Challenge

NCAA Basketball
---------------
2003 College Basketball Tournament Challenge

2002/2003 Prize Redemption System

2.       Launch Dates for STATS' Services hereunder:

Game                                                 Launch Date    Start Date
--------------------------------------------------------------------------------
2002 College Bowl Challenge                            11/1/02      Early 12/02
2003 College Football Challenge                        06/01/03     Late 8/03
2003 Drag Racing Spring Challenge                      01/01/03     Mid 2/03
2003 Drag Racing Fall Challenge                        5/01/03      Mid 6/03
2003 British Open Golf Challenge                       06/01/03     Mid 7/03
2003 Winston Cup SPRING Challenge                      12/01/02     Mid 2/03
2003 Winston Cup FALL Challenge                        06/01/03     Mid 7/03
2003 SPRING Busch Series                               12/01/02     Mid 2/03
2003 FALL Busch Series                                 06/01/03     Early 7/03
2003 Pocono One Race Challenge                         05/01/03     Early 6/03
2003 Bud Shootout One Race Challenge                   01/01/03     Early 2/03
2003 The Winston One Race Challenge                    03/01/03     Mid 5/03
2003 Brickyard One Race Challenge                      07/01/03     Early 8/03
2003 Bristol One Race Challenge                        07/01/03     Late 8/03
2003 College Basketball Tournament Challenge           01/30/03     Mid 3/03
2002 Winston Cup, Busch & College football
          prize redemption site                        11/01/02     Mid 11/02
2003 Homestead One Race Challenge                      10/01/03     Mid 11/03
2003 Dana Corp. Club House for WC                      01/01/03     Mid 01/03

                                    EXHIBIT B
                                  Compensation


1. In consideration for the rights and licenses granted under this Agreement, FSE shall pay to STATS a technical service and license fee for the hosting, administration and operation of the Games (the "Technical Service and License Fee"). The Technical Service and License Fee shall be due and payable to STATS as follows:

         Amount            Due and Payable
         ------            ---------------
         $26,666           Upon Execution of this Agreement
         $26,666           February 17, 2003
         $13,333           March 1, 2003
         $13,333           April 1, 2003
         $13,333           May 1, 2003
         $13,333           June 1, 2003
         $13,333           July 1, 2003
         $13,333           August 1, 2003
         $13,333           September 1, 2003
         $13,333           October 1, 2003

2. If, through no fault of FSE, STATS does not launch by December 1, 2002, all of the Games which, in accordance with Exhibit A, are scheduled to launch on or before December 1, 2002, STATS shall pay to FSE a penalty fee in the amount of twelve thousand five hundred dollars ($12,500) for the month of December and each subsequent month thereafter during the time which the Games have not launched through no fault of FSE.

3. FSE shall have the right to request development of up to an additional three (3) game engines (the "Additional Game") throughout the Term at no additional charge. Upon STATS' acceptance of such request or requests, FSE shall pay STATS a development and license fee in the amount of $10,000 per game in consideration for the development and operation of each Additional Game (the "Additional Games Fee") beyond the first three. The Additional Games fee shall be due and payable upon execution of a written addendum hereto setting forth the specifications for any such Additional Games. Furthermore, STATS will develop any private label games based on FSE's current games for no additional charges.

4.   Revenue Sharing Provisions

     (a) FSE shall pay STATS 30% of the net revenues received by FSE from new customers of the Games and/or Additional Games directly or indirectly referred to by STATS ("Referral Fee").

     (b) FSE shall pay to STATS 10% of the a net revenues received by FSE from customers once the total number of annual paid teams exceeds the baseline threshold of 61,115 paid teams. Paid team refers to an individual fee paid by a participant playing one of FSE's games but does not include any participants in private label games that may be developed by FSE or STATS. The net revenues are defined as fees received minus credit card fees, minus rev share participation.

     (c) STATS shall secure revenues for any private label games ("Private Label Revenues") based on FSE's current games as defined herein. Private Label Revenues from such games shall be shared 50/50.

5. FSE shall pay to STATS all amounts due pursuant to this paragraph 3 within twenty five (25) days of the end of the month in which such amounts were collected. When making a payment, FSE shall provide STATS a written report that identifies the transactions giving rise to such payment.

6. In the event FSE obtains the right to run free-to-play fantasy games on NASCAR.com ("NASCAR.com Games"), FSE shall so notify STATS and STATS shall perform services with respect to such NASCAR.com Games consistent with the services provided with respect to the Games. In consideration for such services with respect to the NASCAR.com Games, FSE shall pay to STATS (i) an Additional Technical Services and License Fee in the amount of $75,000, payable prior to the launch of such NASCAR.com Games and (ii) an incremental fee of $.10 per user for each user above a threshold of 125,000 users.

7. Any late payments of the above noted fees shall bear interest at the rate per annum equal to the lesser of (i) one and one-half percent (1 1/2%) per month or (ii) the highest rate permitted under applicable law.

8.   Reporting Requirements.

     (a) Reporting Requirements.  FSE shall forward to STATS, within twenty five
(25) days after the end of each month, monthly statements accounting for all transactions that are subject to payments to STATS. STATS shall forward to FSE statements setting forth the number of paid teams each month for each of the Games, and shall include a calculation of the amounts of any Referral Fees and/or Incremental Fees due and owing to STATS by FSE.

     (b) Books and Records. FSE shall maintain separate accounts and records at their principal place of business for revenues generated pursuant to this Agreement as are necessary for the determination of all amounts due STATS under this Agreement. STATS shall also have the right to hire an independent auditor to inspect FSE's records and books of account for the purpose of verifying the sums due to STATS hereunder. STATS shall give FSE not less than five (5) business days advance written notice of any audit. The auditor shall not disclose to STATS or any other third party the contents of the books and records being audited other than the information necessary to determine whether FSE has paid all amounts due to the STATS pursuant to this Agreement. If such audit reflects that FSE has underpaid the STATS any amounts due hereunder by five percent (5%) or more, FSE being audited shall bear the cost of such audit. Any underpaid amounts shall be immediately due and payable and shall bear interest at the rate of ten percent (10%) per annum from the date such amounts should have been paid.

                                    EXHIBIT C
                             Service Level Agreement


     This  Service  Level   Agreement  (the  "SLA")  sets  forth  the  level  of
maintenance, customer support, and technical support to be provided by STATS for the Games during the Term as described in the Agreement.

     1. Definitions. In addition to the capitalized terms defined elsewhere in this SLA, the following terms have the meanings ascribed to them below:

          (a) "Correction" shall mean a modification or addition that, when made in response to an Error, establishes material conformity to the definition of the delivery of the Games as set forth in the Agreement.

          (b) "Error" shall mean the failure of any portion of the Games to substantially perform in accordance with the Agreement or any reproducible defect in a feature or function of the delivery of licensed material for the Fantasy Games that results in data loss, data corruption, abnormal termination of a program (i.e., a crash, quit, exit or other similar phenomenon), an infinite loop or "hang," and arithmetic or logic error or similar manifest malfunction. For purposes of assigning priority to handling of calls received, all Errors shall be classified as one of the following:

               (i) "Class 1 Error" shall mean any condition where any of the Games that should be operating as set forth in the Agreement are not operating or available to users (e.g. outage, software, server or devices down that cause FSE customers not to be able to access site and causing critical impact to the business).

               (ii) "Class 2 Error" shall mean any condition where any of the Games that should be operating as set forth in the Agreement are not operating according to specifications for that particular Game (e.g. one or more of the services are down, such that FSE is experiencing degraded performance).

               (iii) "Class 3 Error" shall also mean any condition where any of the Games that should be operating as set forth in the Agreement do not receive up date or accurate data files for access by users in playing the Game.

          (c) "FSE Error" shall mean the disposition of a service call whereby it was established that the Games were functioning as designed, but that a Game may not be operating or operating properly because of some action or omission by FSE.

          (d) "Normal Working Hours" shall mean STATS' normal hours of operation, currently between 9 AM and 6PM PM CST, Monday through Friday, excluding US holidays. Normal Working Hours are those periods of time when STATS' office is fully staffed.

          (e) "Support" shall mean telephone and remote diagnostic support to FSE (not directly with end users) with regard to support of the operation the Games and maintenance modifications, error corrections or bug fixes necessary to bring the Games into conformance with the Agreement.

          (f) "Workaround" shall mean a procedure or routine that, when observed in regular operation of the delivery of licensed material, eliminates, or mitigates the practical adverse effect of an Error in a commercially reasonable manner.

All other capitalized terms used in this SLA and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

     2. STATS' Customer Support Obligations. STATS shall provide reasonable support to FSE Customer Service Personnel during the Term, including without limitation, STATS shall be responsible for all Game registrations, reports (web and/or e-mail), and response via e-mail to FSE Customer Service Personnel inquiries generally within one (1) business day of STATS' receipt of inquiry.

          (a) Telephone Support to FSE. STATS shall provide FSE with access to STATS' technical support personnel with the objective of maintaining or restoring the operational capabilities of the Games. Support personnel shall be available for telephone contact during Normal Working Hours. Where restoration cannot be promptly effected, STATS shall use reasonable commercial efforts to provide a Workaround as a temporary solution while continuing to work towards a Correction. STATS shall provide FSE with telephone access to support personnel outside of Normal Working Hours via STATS' customer service line (1-888-633-2910).

          (b)  Response Times.

               (i) STATS shall respond in a commercially diligent manner to all requests for assistance within fifteen (15) minutes of notification of an Error by a FSE Contact, communicated to it by telephone during the normal business hours set forth in paragraph 2(a) above. STATS shall endeavor to provide a Correction quickly and keep FSE informed of its resolution efforts.

               (ii) STATS shall respond in a commercially diligent manner to all requests for assistance within fifteen (15) minutes of notification of an Error by a FSE Contact, communicated to it by telephone after 6 PM CST weekdays or any hour on weekends and holidays.

               (iii) In order to provide effective service consistent with the severity of the problem to FSE, STATS shall use all commercially reasonable efforts to supply FSE with a Workaround or Correction for the Error in accordance with the following table; provided however, that FSE acknowledges that infrequent and isolated instances (e.g., one or two instances every other month) of STATS failure to meet the time deadlines set forth in the following tables shall not constitute a material breach of this SLA.

------------------------------------------------------- -----------------------------------------------------
Types of Error                                          Workaround or Correction
------------------------------------------------------- -----------------------------------------------------
Class 1 Error or Emergency Call related to operations   If initial notification is made to STATS
of Games                                                during Normal  Working Hours , no longer
                                                        than 1 hour If initial  notification  is
                                                        made to STATS outside of Normal  Working
                                                        Hours, no longer than 3 hours
------------------------------------------------------- -----------------------------------------------------
Class 2 Error                                           As soon as  possible,  but in any event,
                                                        no longer than 12 hours
------------------------------------------------------- -----------------------------------------------------
Class 3 Error                                           No longer than 24 hours
------------------------------------------------------- -----------------------------------------------------

          (c) Critical Time Periods. In order to provide an effective service level, STATS shall provide a fully alert staff during critical time periods ("Key Revenue Generating Time Frames" or "Key Customer Service Time Frames"), where economic or customer satisfaction is critical to FSE. A STATS designated representative will know about these critical time periods by either written communication in this contract, or written communication as soon as possible, but no later than 3 days prior to the critical time period from FSE. The STATS representative will be responsible for communicating the specific critical time frames to this fully alert staff and the criticality of specific site functionality and availabilty, after having discussed this with FSE. STATS will provide the "emergency" contact numbers to FSE.

          (d) Key Revenue  Generating Time Frames.

              (i.) The Days of Advertising Placement on mass media, i.e. Television Commercial Airings, Television Feature Story Airings, Television & Radio Interviews, Internet Launches i.e. NASCAR.com ad banners or link buttons initially launching on a secondary website.

              (ii.) Two weeks prior to the start date on Winston Cup Spring and Fall Challenges.

              (iii.) One week prior to the start date on all other challenges.

          (e) Key Customer  Service Time  Frames.

              (i.) The first trade window, i.e. the second weekend changes made to initial team selections.

              (ii.) The Results Day, when all results are promised to the participant, i.e. Wednesday 9 AM EST.

          3.   Infrastructure.

          (a) Bandwidth. STATS will provide commercially reasonable bandwidth on the Internet at all time. STATS will provide a redundant link to the Internet where FSE's bandwidth will be carried. STATS will have two different ISP carriers to eliminate single points of failure. FSE is currently using 512kb of bandwidth.

          (b) Hosted Site Backups. STATS shall make an incremental/differential, daily backup of the Hosted site. STATS will maintain these daily backups for thirty (30) days. Additionally a full backup will be performed weekly and stored at a secure off site location.

          (c) Maintenance. STATS shall from time to time have scheduled downtime to perform maintenance. STATS shall notify FSE a minimum of 24 hours in advance of any such scheduled downtime. STATS shall use its best efforts to schedule any such downtime during off-peak usage hours of the site.

          (d) Security. STATS shall use its best efforts to prevent unauthorized access to the Hosted Site, other restricted areas of the Hosted Site, and any databases or other sensitive material generated from or used in conjunction with the Hosted Site. STATS shall notify FSE with in 8 hours of any security breaches or holes known by STATS.

          (e) Server Response Time. STATS will via reasonable commercial efforts to provide optimal system performance with respect to page displays, information searches and financial transactions.

          (f) System Monitoring. STATS will monitor key variables on FSE's systems 24X7. If a problem is detected, STATS will notify FSE of the problem.

     4. FSE Cooperation. FSE shall be cooperative in providing access to data, personnel, etc. that may be pertinent to the diagnosis of any problem STATS has been requested to correct. For FSE Errors, STATS shall assist FSE with the courtesy and diligence of good service, but the obligations to remedy the Error rests solely with FSE. FSE shall use commercially reasonable efforts to remedy any FSE Error of which FSE becomes or is made aware of within a commercially reasonable time frame.

     5.   Support Fees.

          All Support is provided for the consideration in the Agreement and included at no additional charge. Any additional costs in providing added bandwidth, server capacity, etc. to meet the requirements of this SLA will be borne by STATS.